Exhibit 10.1
                                                            Cooperation Contract

                              Cooperation Contract


Party A:  Shanghai Welfare Lottery Issuing Center

Party B:  Win Win Consulting (Shanghai) Co., Ltd.

This is a cooperation agreement by and between Shanghai Welfare Lottery Issuing Center ("Party A") and Win Win Consulting (Shanghai) Co. Ltd. ("Party B") dated September 21, 2005, with respect to the design, marketing, promotion, sale and distribution of instant scratch-off lottery tickets issued under the name of China Welfare Lottery.

Whereas, Party B is in the business of design, marketing, promotion, sale and distribution of instant scratch-off lottery tickets worldwide, and is the owner of the brand and trademark "Slam Dunk" in the People's Republic of China ("PRC") for use in connection with lottery and lottery related businesses;

Whereas, SLAM DUNK instant tickets is one kind of instant ticket series under China welfare lottery, and Party A has the right to issue China welfare lottery tickets in Shanghai, including the rights to issue SLAM DUNK instant tickets in Shanghai.

Whereas, Party A's authority to issue tickets is under the supervision of the Shanghai Civil Affairs Bureau; and

Whereas, Party A desires the assistance of Party B, and Party B desires to assist Party A, with the designing, marketing, promotion, sale and distribution of Party B's Slam Dunk series of instant scratch-off lottery tickets ("SD II Tickets") throughout Shanghai to help raise funds for welfare purposes.

Now therefore, after friendly negotiations and with the intent to be legally bound, Party A and Party B referenced above have reached the following understanding and agreements;

1. Party B agrees to offer many SD II Tickets to Party A for its choosing. Both Parties agree that for the launch tentatively scheduled for the end of November, 2005, several kinds of SD II tickets will be issued in succession, with a minimum of 6 tickets will be on display in Shanghai for sale at all available outlets, which Party A expects to have over 2,000 outlets by 2006. Party A reserves the right to sell other instant lottery tickets designed and issued by China Welfare Lottery Issuing Center.

2. Party A agrees to obtain all proper approvals for issuance of SD II Tickets in Shanghai.

3. Party A confirms that the play methods and prize structures of SD II Tickets will conform to the rules and regulations of China Welfare Lottery Issuing Center. Party A agrees that it will be responsible for the sale and distribution of all SD II Tickets in cities and counties in Shanghai as part of the initial launch of the SD II Tickets. Party B is authorized to work with other organizations to increase selling locations for Slam Dunk II lottery tickets. Party A shall use its best efforts to include them in their distribution plan and empower them with the proper authority to sell at such selling locations. Furthermore, Party A shall coordinate with local related governments to assist Party B if necessary, for any additional marketing, sale and promotion activities that Party B may desire to engage for the purpose of enhancing the sale of SD II Tickets.


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4.    The SD II Tickets, subject to this Agreement, shall be as follows:

      a) SD II TV Tickets will provide players the opportunity to win larger cash prizes via a television program to be broadcast periodically. These SD II TV Tickets will be launched by Party A provide that a suitable time and television station is procured on terms and conditions agreeable to Party B. The lucky player of this type of SD II TV Tickets require the player to call a toll number or send an SMS (Short Message Service) to register, such as an IVR (Interactive Voice Response) number sanctioned and managed by one or more major Chinese telephone carriers or their affiliates. Party B will independently manage the operation of this operation and be responsible for all the risks, investment, prizes and related obligations, including compliance with all laws, rules and regulations governing this matter. Party B shall also be accountable for any and all losses from this operation and shall be able to solely realize any potential profits gained from this operation. With respect to the cash prizes on the TV game show: Party A will be responsible for all the prizes on the TV show. If the amount allocated for prizes on TV game show is insufficient to cover prizes claimed on TV based on the then current sales revenue of SD II TV Tickets, Party A will temporarily advance the balance in order to enable contestants to receive prizes.

      b) SD II Non-TV Tickets will consist of two parts and will be launched as soon as possible after execution of this Agreement. The first part shall contain the play method and award structure approved by Party A. Party A will manage all lottery retailers and selling locations to market, sell and distribute the SD II Tickets with advice and counsel from Party B. The second part of the SD II Tickets shall contain a free second chance to win additional prizes. This free second chance game is designed to help drive or improve the sales of the entire series of SD II Tickets. It is Party B's intention to have some of the prizes offered in this second chance game be sponsored and supported by different companies. This free second chance will require the player to call a toll number or send an SMS (Short Message Service) to register, such as an IVR (Interactive Voice Response) number sanctioned and managed by one or more major Chinese telephone carriers or their affiliates. Party B will independently manage the operation of this free second chance game and be responsible for all the risks, investment, prizes and related obligations, including compliance with all laws, rules and regulations governing this matter. Party B shall also be accountable for any and all losses from this operation and shall be able to solely realize any potential profits gained from this operation.


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5.    In consideration of Party B's contribution and effort as indicated above,
      Party B shall be able to benefit from this cooperation in the following manner:

      a) Party A agrees that Party B shall be able to earn a return on its investment through revenue sharing on the gross sale of the SD II Tickets. Party A and Party B hereby agree that said revenue sharing shall be 1.65% of the gross sale amount of the SD II Tickets sold or distributed throughout Shanghai district. Furthermore, Party A hereby agrees to remit to Party B said royalty or commission to Party B once per month within 15 days after the close of each month. All remittance calculations shall be available for audit at the request of Party B by a Certified Public Accountancy Corporation.

      b) Party B is hereby granted the worldwide right to solicit advertisers and sponsors, including product placements, in association or connection with the marketing, promotion, sale and distribution of SD II Tickets. Agreed by Party A and China Welfare Lottery Issuing Center, Party B can print such advertisement directly on the SD II Tickets, as well as advertisement expressed in any other media, such as newspaper, magazines, TV, radio, billboards, bus or taxi wraps, etc. Party B's right to solicit advertisers includes the right to receive compensation or products from such advertisers or sponsors. Party B agrees that prior to any advertising campaign, it will submit the concept to Party A for approval, which approval Party A agrees shall not be unreasonably withheld.

      c) Furthermore, both parties agree and confirm that all rights relating to or connected with a television program designed to promote said SD II Tickets shall belong exclusively to Party B.

6. Party B will provide marketing, promotion and sales support to the SD II Tickets in most selected locations where SD II Tickets are sold with advice, counsel and assistance from Party A. These marketing and promotion efforts may consist of a television show, road show, point of sale materials, radio, newspaper, and other media advertisement where the benefits of the tickets will be made known to our customers. The details will be further discussed by both parties; but in general, Party B will provide support for some local advertising, promotion and certain limited other sales expenses, provided Party A likewise contributes to the effort, which Party A hereby agrees that it will spend a minimum of 540,000 RMB in promoting the SD II tickets in Shanghai. The amount to be spent by Party B and the way to manage the expenditures will ultimately be decided by Party B, with advice and counsel from Party A.

7. If the sales of any SD II Ticket fall below expectation, Party A and Party B may negotiate and agree to terminate the further distribution of that particular SD II Ticket and replace said SD II Ticket with other approved SD II Tickets, or withdraw said ticket from the marketplace entirely. If all SD II Tickets available for sale all fall below expectation, Party A and Party B may negotiate and agree to terminate this Agreement with reasonable advance notice (no more than 30 days advance notice required) consistent with the laws and regulations of the PRC governing lottery issuance.


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GENERAL PROVISIONS:

      A. The Agreement is executed by authorized representatives from both parties on 21 September, 2005 in Shanghai, PRC.

      B. This Agreement shall be governed by the laws of the People's Republic of China. Any dispute arising out of this Agreement shall first be settled through negotiation by both parties. If negotiations fail, it will be litigated in the people's court of site of Party A. Both the English version and the Chinese version of this Agreement shall be given equal weight in interpreting the intent of the parties.

      C. This Agreement, and the rights and obligations stemming from such an agreement, shall be assignable and transferable by Party B to another entity under the direction and control of Party B. This Agreement shall have a duration of three (3) years, ending on the third anniversary of the effective date of this Agreement. Unless written notice is received by the renewing party clearly stating that the non-renewing party has no intention to renew this Agreement at least 180 days prior to the third anniversary of the effective date of this Agreement, this Agreement shall automatically renew on substantially the same terms and conditions for an additional three-year term.

      D. This Agreement shall remain in full force and effect during its entire duration and any renewals thereof unless it is cancelled or terminated by either party with cause, or unless its continuation is in violation of Chinese Law and Regulations. This Agreement is null and void if the execution of this Agreement precludes Party B from deploying its SD II Tickets in other provinces per decision by China Welfare Lottery Issuing Center.

Party A: Shanghai Welfare Lottery Issuing Center

/s/
Authorized Representative:


Date:   September 21, 2005



Party B:  Win Win Consulting (Shanghai) Co., Ltd.

/s/
Authorized Representative:


Date:   September 21, 2005